Exhibit 99

HILLENBRAND INDUSTRIES REPORTS FIRST QUARTER REVENUES OF $475 MILLION,
UP 12.6 PERCENT, AND EARNINGS FROM CONTINUING OPERATIONS OF $0.69 PER
FULLY DILUTED SHARE

The Company Also Reaffirms Previously Announced Earnings Guidance for The 2005 Fiscal Year of $3.40 to $3.50
Per Fully Diluted Share.

BATESVILLE, IND., FEBRUARY 9, 2005 – Hillenbrand Industries, Inc. (NYSE:HB) today announced unaudited financial results for its fiscal first quarter ended December 31, 2004 which included revenues of $475 million, a $53 million or 12.6 percent increase, from $422 million in the prior year comparable period. Consolidated net income from continuing operations was $44 million, or $0.69 per fully diluted share, compared to consolidated net income from continuing operations in the fiscal 2004 first quarter of $45 million, or $0.72 per fully diluted share.

Highlights

•	Hill-Rom capital sales revenue up 18.8 percent from the 2004 first quarter, with strong organic revenue growth of 14.6 percent.

•	Hill-Rom new products introduced in the past 12 months accounted for 13.8 percent of first quarter revenues.

•	Previously announced Hill-Rom restructuring led to improved performance in Europe.

•	Higher tax rate and higher number of shares outstanding each negatively impacted first quarter results by $0.01 per fully diluted share, for a total impact of $0.02 per fully diluted share.

•	Mediq contributed $0.03 per fully diluted share to net income in the first quarter.

•	Successfully completed labor agreements with unionized workers at Batesville Casket’s and at Hill-Rom’s Batesville, Indiana facilities.

•	Strong cash flow from operations of $78 million generated in the quarter.

Frederick W. Rockwood, president and chief executive officer, said, “We’re making notable progress in several key areas that support our 2005 fiscal year goals of high single-digit revenue and low double-digit earnings growth. However, gross margin performance is lower than we would like. While the inclusion of Mediq’s® product lines, which generally have lower gross margin levels, will continue to make margin comparisons difficult, the primary underlying driver of the gross margin decline is a result of lower volumes at Batesville Casket and at Hill-Rom’s rental business. In order to return margins to acceptable levels our focus will be to continue to manage costs and increase efficiencies at all our U.S. businesses, and to return our European operations to profitability.”

He added, “Performance in the past several months has been solid in the capital sales segment at Hill-Rom, as industry acceptance of new products rolled-out in 2004 continues to gain momentum. At the same time, Hill-Rom’s rental segment had soft top-line demand. Management remains focused on their research and development projects to offer new products in this segment that should be available later this year. At Batesville Casket, volumes remain soft as deaths remain at historically low levels, steel costs continued to generate significant headwind and, unlike last year, the early flu season did not occur in the first quarter this year. Despite the resulting lower volumes, revenues were supported by improved price realization and Batesville Casket’s proprietary veneer casket sales, as customer acceptance appears to be gaining momentum for this high quality wood product line that requires less hard wood – thus being more ecologically friendly than solid wood caskets.”

“We are excited about the many organic growth opportunities ahead of us,” said Mr. Rockwood, “As we work to meet the goals we established early in the 2005 fiscal year. Expanded sourcing, supply chain initiatives, and improved working capital, as well as a top-line focus on new products and services should contribute to continued shareholder value creation.”

Consolidated Results – Highlights

Revenues

		From
	Q1	Acquisitions	Y/Y Change	Q1	Q1	Q1
	2005	(Mediq &	In Foreign	2005	2004	Adj./Actual
($ In millions)	Actual	NaviCare)	Exchange	Adjusted	Actual	% Change
Health Care Capital	$196	$4	$3	$189	$165	14.6%
Health Care Rental	120	29	1	90	93	-3.2%
Batesville Casket	159	—	—	159	164	-3.0%

Total	$475	$33	$4	$438	$422	3.8%

Gross Profit increased $1 million in the quarter to $220 million from the prior year’s first quarter of $219 million. As a percentage of sales, consolidated gross profit margins of 46.3 percent decreased 560 basis points from 51.9 percent in the prior year period. This decrease is attributable to lower volumes in Hill-Rom’s rental business and at Batesville Casket. The addition of Mediq, which generally has lower gross margins, higher material costs, and unfavorable mix at both Hill-Rom and Batesville Casket were also contributors to the decrease.

Other Operating Expenses for the quarter totaled $154 million, an increase of $8 million from $146 million in the fiscal 2004 first quarter partially due to the newly acquired companies, which added operating expenses of approximately $6 million. Additionally, higher professional fees contributed to the increase. As a percentage of revenues, operating expenses decreased to 32.4 percent in the 2005 period from 34.6 percent year over year.

Cash, Cash Equivalents and Short Term Investments increased $28 million to $208 million from $180 million at September 30, 2004.

Primary Working Capital (accounts receivable, plus inventory, less accounts payable) increased $6 million versus the prior fiscal year end, with a $3 million increase in accounts receivable and a $9 million decrease in accounts payable, offset by a $6 million decrease in inventory. Accounts receivable increased primarily related to seasonal demand at Batesville Casket. Inventories decreased due to improved inventory management and elimination of contingency build up for potential work stoppages.

Capital Expenditures in the quarter were $30 million, driven primarily by costs related to the replacement of therapy units in the rental fleet, the implementation of a company-wide enterprise management system, and other miscellaneous plant and equipment expenditures related to the introduction of new products.

Health Care – Highlights
Capital Sales revenue increased $31 million, or 18.8 percent, to $196 million in the fiscal first quarter of 2005 compared to $165 million in the first quarter of 2004. Excluding the benefit from the effects of foreign exchange and acquisitions, capital sales revenues increased 14.6 percent. Gross profit increased $9 million to $88 million from $79 million in the fiscal first quarter of 2004. As a percentage of sales, gross profit was 44.9 percent in the 2005 fiscal first quarter compared to 47.9 percent in the same period of 2004 due to lower price realization, unfavorable mix and new product transition costs.

Rental revenue increased $27 million to $120 million from $93 million, due entirely to the addition of revenues from acquisitions. Gross profit decreased $2 million to $48 million in the first quarter of 2005, compared to $50 million in the prior year period. As a percentage of sales, gross profit was 40.0 percent in the quarter, down from 53.8 percent in the first quarter of 2004 due to lower volumes excluding Mediq, lower pricing and the fixed nature of field sales costs, primarily from the inclusion of Mediq to results.

Funeral Services – Highlights
Funeral Services revenue of $159 million decreased $5 million from the $164 million reported in the prior year comparable period. Gross profit decreased $6 million to $84 million in the quarter from $90 million in the comparable prior year period, attributable to lower volumes – as a result of continued industry-wide lower death rates, the effects of the early timing of 2004’s flu season, a gradual increase in the cremation rate and increased commodity prices.

Non-GAAP Financial Disclosures
While Hillenbrand reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are a substitute for, GAAP measures. Hillenbrand uses the non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts.

For a more complete review of Hillenbrand’s first quarter results, please refer to its Quarterly Report on Form 10-Q for the quarter-ended December 31, 2004.

Guidance Summary For 2005
Hillenbrand Industries provides the following guidance for all investors and encourages all current and potential investors to review the Disclosure Regarding Forward-Looking Statements in this press release as well as all financial documents filed with the SEC. All guidance amounts are from continuing operations and before the effect of the expensing of options that should occur in the company’s fiscal 2005 fourth quarter, and other special items.

					Corporate
			Batesville		and Other
	Hill-Rom		Casket		Expense		Consolidated

Outlook for 2005

($ in millions, except EPS)	Low	High	Low	High	Low	High	Low	High
Net Revenues
Health Care sales	$778	$796	$—	$—	$—	$—	$778	$796
Health Care therapy rentals	501	518	—	—	—	—	501	518
Funeral Services sales	—	—	646	661	—	—	646	661

Total revenues	1,279	1,314	646	661	—	—	1,925	1,975
Gross Margin		47.0%		56.0%				50.0%

Other Operating Expenses	408	418	170	174	46	47	624	639

Income Before Taxes from Continuing Operations	193	200	192	196	(46)	(47)	339	349

Tax Rate								37%

Earnings per share from Continuing Operations							3.40	3.50
Average shares outstanding - diluted								62.8

Capital expenditures and intangibles		115		20		5		140
Depreciation and amortization		105		20		10		135

Conference Call
The company will sponsor a conference call for the investing public at 9:00 a.m. EDT on Wednesday, February 9, 2005. In the call, management will discuss the results for the fiscal first quarter ended December 31, 2004, along with expectations for the remainder of 2005. The call is available at http://www.placeware.com/cc/vcc/join?id=w380940&role=attend&pw=NWRCX8 or www.hillenbrand.com during the call and will be archived through February 23, 2005 for those who are unable to listen to the live Web cast. Interested parties may also access the conference call live by dialing 800-811-0667 (International callers 913-981-4901) both are to use confirmation code 380940 at the above time. A replay of the call is also available through February 23, 2005 at 888-203-1112 (719-457-0820 International) Code 380940 is needed to access the replay.

About Hillenbrand Industries Inc.
Hillenbrand, headquartered in Batesville, Indiana, is a publicly traded holding company for two major wholly owned businesses serving the health care and funeral services industries. Hill-Rom Company is a manufacturer of equipment for the health care industry and a provider of associated services for wound, pulmonary and circulatory care. It is also a provider of medical equipment outsourcing and asset management services. Batesville Casket is a leading manufacturer and supplier of burial caskets, cremation products and related services to licensed funeral homes.

Disclosure Regarding Forward-Looking Statements:
Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “intend,” “anticipate,” “believe,” “plan,” “encourage,” “expect,” “may,” “goal,” “become,” “pursue,” “estimate,” “strategy,” “will,” “projection,” “forecast,” “continue,” “accelerate,” “promise,” “increase,” or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include but are not limited to: the Company’s dependence on its relationships with several large national providers and group purchasing organizations, changes in death rates, whether the Company’s new products are successful in the marketplace, changes in customers’ Medicare reimbursements, the success of the implementation of the Company’s enterprise resource planning system, compliance with FDA regulations, tax-related matters, potential exposure to product liability or other claims, failure of the Company to execute its acquisition strategy through the consummation and successful integration of acquisitions and the ability to retain executive officers and other key personnel. For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended September 30, 2004. The Company assumes no obligation to update or revise any forward-looking statements.

Hillenbrand Industries
Condensed Financial Information
Unaudited
(Dollars in millions)

Condensed Statement of Earnings	1Q05	4Q04	3Q04	2Q04	1Q04
Net revenues
Health Care sales	$193	$204	$183	$174	$165
Acquisition revenue - Mediq	3	4	4	3	—
Health Care rentals	91	92	92	96	93
Acquisition revenue - Mediq	29	27	29	23	—
Funeral Services sales	159	147	153	176	164

Total revenues	475	474	461	472	422
Cost of revenue
Health Care cost of sales	107	105	97	91	86
Acquisition cost of revenues - Mediq	1	1	1	1	—
Health Care rental expenses	50	47	47	48	43
Acquisition cost of revenues - Mediq	22	24	23	17	—
Funeral Services cost of sales	75	70	70	76	74

Total cost of revenue	255	247	238	233	203
Gross profit
Health Care	86	99	86	83	79
Acquisition - Mediq	2	3	3	2	—
Health Care rentals	41	45	45	48	50
Acquisition - Mediq	7	3	6	6	—
Funeral Services	84	77	83	100	90

Total gross profit	220	227	223	239	219

Operating expense	154	153	145	138	146
As a percentage of sales	32.4%	32.3%	31.5%	29.2%	34.6%

Unusual charges, net	—	(7)	1	—	—

Other income/(expense)	3	1	(5)	(5)	(3)

Income taxes	25	23	29	43	25

Income from continuing operations	44	45	45	53	45

Income from discontinued operations	—	17	(6)	(101)	12

Net income	$44	$62	$39	$(48)	$57

Diluted earnings per share:
Earnings per share from continuing operations	$0.69	$0.72	$0.71	$0.85	$0.72
Earnings per share	$0.70	$0.99	$0.62	$(0.76)	$0.91

Average common shares outstanding - diluted (thousands)	62,689	62,546	62,637	62,776	62,432

Dividends per common share	$0.28	$0.27	$0.27	$0.27	$0.27

Cash Flow from Operations
Cash flow from operations	$78	$87	$128	$155	$(22)
Capital expenditures	(30)	(45)	(28)	(32)	(20)

Cash flow from operations less capital expenditures	$48	$42	$100	$123	$(42)

Trailing twelve month cash flow from ops. less cap. ex.	$313	$223	$259	$241	$194

Cash, cash equivalents and short term investments	$208	$180	$51	$80	$70

Capital Expenditures
Hill-Rom	28	40	19	23	16
Batesville Casket	2	4	5	6	2
Corporate	0	1	4	3	2

Depreciation & Amortization
Hill-Rom	24	26	23	19	13
Batesville Casket	4	5	5	5	5
Corporate	1	1	3	1	2